Consulting Agreement

THIS CONSULTING AGREEMENT (the "Agreement") effective as of the 24th day of July, 2006.

BETWEEN

XTOL ENERGY INC.
Suite 600 – 595 Howe Street
Vancouver British Columbia Canada V6C 2T5

(the "Company")

AND

C. **MAYNARD WELSH**
4609 NW 119th St.
Oklahoma City Oklahoma USA 73162

(the "Consultant")

WHEREAS:

A The Company is engaged in the development of oil and gas properties; and

B. The Company and the Consultant have agreed to enter into a consulting agreement for their mutual benefit.

THIS AGREEMENT WITNESSES that the parties have agreed that the terms and conditions of the relationship shall be as follows:

1 **Duties**

1.1 The Company appoints the Consultant to undertake the duties as a **Geologist** of the Company, to commence on July 24, 2006, and the Consultant accepts the position, on the terms and conditions set forth in this Agreement.

1.2 Specifically the Consultant is to ensure that the Company is compliant with all applicable laws and regulations in regards to the Company's development of oil and gas properties. In addition, the Consultant is to provide the Company with legally-recognized geological reports.

1.3 The Consultant is to deliver a complete package of 1 to 3 acquisition projects, including a detailed description of each project and work orders for each project, during the term of this Agreement.

2 **Term**

2.1 The Consultant's appointment as Geologist shall commence with effect from July 24, 2006 and shall continue for a period of 4 months or until terminated in accordance with the provisions of clause 8 of this Agreement. The Agreement may be renewed on the same terms at the discretion of the Company prior to the end of the 4 month term. The Company has the option to renew this Agreement as many times as is practicable for the Company.

3 **Compensation**

3.1 The fixed remuneration of the Consultant for his or her services shall be at the rate of USD $2,500.00 per month commencing July 24, 2006.

3.2 In addition, the Consultant will also be granted 10,000 common shares of the Company.

4 **Expenses**

4.1 All expenses incurred by the Consultant in the performance of his or her duties or for the benefit of the Company must be pre-approved in writing by the President of the Company.

5 **Bonus**

5.1 The Consultant will be entitled to receive a bonus of USD $5,000.00 and 10,000 common shares of the Company upon satisfactory completion of section 1.3 during the term of this Agreement.

6 **Non-solicitation**

6.1 The Consultant also agrees that:

(a) during the term of this Agreement he or she will not hire or take away or cause to be hired or taken away any employee or consultant of the Company; and

(b) for a period of 12 months following the termination of this agreement, the Consultant will not hire or take away or cause to be hired or taken away any employee who was in the employ of the Company during the 12 months preceding such termination.

7 **Confidential Information**

7.1 The Consultant acknowledges that as a Consultant, he or she will acquire information about certain matters and things which are confidential to the Company, and which information is the exclusive property of the Company, including:

(a) names and locations of certain oil and gas properties presently owned by the Company, as well as prospective properties;

(b) trade secrets; and

(c) confidential information concerning the business operations or financing of the Company.

7.2 The Consultant acknowledges that the information referred to in clause 7.1 could be used to the detriment of the Company. Accordingly, the Consultant undertakes not to disclose same to any third party either during the term of this Agreement (except as may be necessary in the proper provision of the Consultant's services under this Agreement), or after the termination of this Agreement, except with the written permission of an officer of the Company.

8 **Termination**

8.1 Either the Company or the Consultant may terminate this Agreement at any time, provided that 14 days' notice has been delivered by the party terminating the Agreement.

9 **Company's Property**

9.1 The Consultant acknowledges that all items of any and every nature or kind created or used by the Consultant pursuant to this Agreement, or furnished by the Company to the Consultant, and all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, on the termination of this Agreement. The Consultant hereby assigns any and all copyright to the Company on all literary and other artistic works created for the benefit of the Company towards which the Consultant contributes, and the Consultant waives any and all moral rights that may be associated with such works.

10 **Assignment of Rights**

10.1 The rights which accrue to the Company under this Agreement shall pass to its successors or assigns. The rights of the Consultant under this Agreement are not assignable or transferable in any manner.

11 Notices

11.1 Any notice required or permitted to be given to the Consultant shall be sufficiently given if delivered to the Consultant personally or if mailed by registered mail to the Consultant's address last known to the Company, or if delivered to the Consultant via facsimile.

11.2 Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company's head office at its address last known to the Consultant, or if delivered to the Company via facsimile.

12 Severability

12.1 In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

13 Modification of Agreement

13.1 Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

14 Governing Law and Jurisdiction

14.1 This Agreement shall be construed in accordance with the laws of the Province of British Columbia. Both parties attorn to the jurisdiction of the Province of British Columbia respecting this Agreement.

15 Countersignatures

15.1 This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution, shall be deemed to bear the date as set forth above.

IN WITNESS WHEREOF this Agreement has been executed by the parties to it, the day, month and year first written.

XTOL ENERGY INC.
by its authorized signatory

Gary Chayko, President

Consultant:

C. Maynard Welsh